Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heidrick & Struggles, International, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-181712, No. 333-147476, No. 333-130143, No. 333-82424, No. 333-58118, No. 333-32544, and No. 333-73443) on Form S-8 of Heidrick & Struggles International, Inc. of our report dated March 9, 2016, with respect to the consolidated balance sheets of Heidrick & Struggles International, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Heidrick & Struggles International, Inc.

/S/ KPMG LLP
Chicago, Illinois
March 10, 2016